Exhibit 99.1

SEVEN ARTS ENTERTAINMENT CEO ISSUES LETTER TO STOCKHOLDERS REGARDING RESULTS OF STOCKHOLDERS’ MEETING

LOS ANGELES, CA:  APRIL 2, 2012 – Seven Arts Entertainment Inc. (NASDAQ:SAPX) (“Seven Arts”) issued a letter to stockholders today from its CEO Peter Hoffman to discuss recent developments including the Annual Stockholder Meeting held on March 27, 2012.

Dear Fellow Stockholders:

We are pleased to report that all items recommended by management at the stockholders’ meeting of Seven Arts Entertainment Inc. (the “Company”) held on March 27, 2012 were approved.  As a result:

1.           All members of the Board of Directors of the Company were re-elected.  We have referred to our Nomination Committee five new nominees for two open positions on the Board for the terms ending June 20, 2013.  One of the nominees is David Michery, CEO of Seven Arts Music, and we expect he will be appointed to the Board for this term, together with an independent member drawn from the remaining four nominees, which allow us to meet NASDAQ standards.

2.           The Hall Group, CPAs was ratified as our independent registered public accounting firm for the fiscal year ended June 30, 2012.

3.           Our Articles of Incorporation were amended to increase the authorized number of shares of capital stock to 250,000,000.  This amount is designed to meet the needs of the Company for business and/or financing purposes in the future.  The Company expects to continue its program of reducing indebtedness and increasing stockholder equity for the balance of the fiscal year, but management intends to be sensitive to the public market’s treatment of the Company’s common stock.  Management believes that realization of the Company’s business plans as previously announced will result in the stock appreciating to a per-share market value in excess of the per-common share book value, although, of course, market price and trading activity are not assured.  As of March 31, 2012, the Company’s production and other loans have been reduced to $8,000,000 from $11,500,000 as of June 30.

4.           The Board was authorized to implement a reverse split of our common stock in a range of 1:3 to 1:10 in order to protect the Company’s NASDAQ listing.  As previously announced, NASDAQ has extended until September 20, 2012 the date by which the Company must meet the NASDAQ requirement that the closing bid price of the Company’s common stock be $1 or more for at least 10 consecutive trading days.  The Board does not intend to exercise the authority it was granted until required to do so in connection with the Company’s NASDAQ listing or in connection with a material acquisition by the Company.

5.           The Board of Directors was authorized to issue up to 25 million shares of our common stock at a price below the greater of book value or market price of each share at the time of issuance.  This authority could be used, if at all, to continue to reduce our debt or to implement one or more financings (e.g., to reacquire the distribution rights to twelve of the Company’s motion pictures from Arrowhead Target Fund (“Arrowhead”) and to settle the Arrowhead litigation previously disclosed.  Such a settlement would result in the elimination and return to income of the approximately $1,000,000 reserve currently held on the Company’s books and could increase the Company’s revenues.  As of today, the Company has not entered into any definitive agreements with Arrowhead.

6.           The Company’s 2012 Stock Incentive Plan was approved.  The Company may, in the future, grant common share purchase options or common shares as reflected in the disclosure in the Proxy Statement based, in part, on the market price and trading activity in the Company’s common shares.

7.           The stockholders also approved a resolution presented at the meeting to approve the Asset Acquisition Agreement dated as of December 19, 2011 between the Company and David Michery, previously announced.  This approval was made as a matter of caution to ensure the Company’s compliance with NASDAQ rules and regulations.

The Company’s business plans are focused on the attractive prospects of our new music operation, particularly the new release of DMX’s single “I Don’t Dance” and his upcoming album “Undisputed,” the new Bone Thugs-N-Harmony album currently being recorded with DJ U.-Neek and the European dance artist Abie Flinstone.

The Company will be releasing two completed films, Drunkboat and Nine Miles Down, in July of 2012.  The Company’s new film, Schism, now in post-production, is expected to be in release in the fourth quarter of 2012.

The Company is making substantial progress on the production of both Neuromancer and Winter Queen and expects to complete the attachment of key creative elements on both films in the near future.

The Company appreciates the support of its stockholders in the volatile markets for small cap issuers, and management continues to believe that the business opportunities discussed above will bring substantial revenues to the Company.

About Seven Arts: Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements: Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.

Contact:

Seven Arts Entertainment Inc.
Peter Hoffman
323-372-3080
phoffman@7artspictures.com